UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
"                   WASHINGTON, D.C. 20549"

                        SCHEDULE 13G

             UNDER THE SECURITIES EXCHANGE ACT OF 1934


      AMERICAN INSURED MORTGAGE INVESTORS L.P.-SERIES 86
--------------------------------------------------
           (NAME OF ISSUER)


              COMMON STOCK
--------------------------------------------------
        (TITLE OF CLASS OF SECURITIES)


               02686F103
--------------------------------------------------
             (CUSIP NUMBER)


"             FEBRUARY 17, 2003"
--------------------------------------------------
   (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
   SCHEDULE IS FILED:

   {X} RULE 13D-1(B)

   { } RULE 13D-1(C)

   { } RULE 13D-1(D)


   *The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the
"   subject class of securities, and for any subsequent "
   ammendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page
"   shall not be deemed to be ""filed"" for the purpose of Section "
"   18 of the Securities Exchange Act of 1934 (""Act"") or"
   otherwise subject to the liabilities of that section of tge Act but shall be subject to all other provisions of the Act
"   (however, see the notes.)"

CUSIP NO. 02686F103       SCHEDULE 13G    PAGE 2 OF 4

   (1)  NAME AND IRS NUMBER OF REPORTING PERSONS

"        FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD.  (#38-2562340)"

   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              A.............{ }
              B.............{ }

   (3)  SEC USE ONLY

   (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

        MICHIGAN

   NUMBER OF SHARES OF:

   (5)  SOLE VOTING POWER

        NONE

   (6)  SHARED VOTING POWER

"530,756"

   (7)  SOLE DISPOSITIVE POWER

        NONE

   (8)  SHARED DISPOSITIVE POWER

"530,756"

   (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED

"        530,756   *SEE NOTE 1*"

   (10) CHECK IF AGGREGATE AMOUNT EXCEEDS CERTAIN SHARES

                     { }

   (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.00%

   (12) TYPE OF REPORTING PERSON

               IA

   (14) CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO FILING

         {X} RULE 13D-1(b)

         { } RULE 13D-1(c)

         { } RULE 13D-1(d)

CUSIP  02686F103    SCHEDULE 13G        PAGE 3 OF 4

   ITEM 1 (A)    NAME OF ISSUER

                 AMERICAN INSURED MORTGAGE INVESTORS L.P.SERIES 86

   ITEM 1 (B)    ADDRESS OF ISSUER

                 11200 ROCKVILLE PIKE
"                 ROCKVILLE, MD 20852"

   ITEM 2 (A)    NAME OF PERSON FILING

"                 FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD"

   ITEM 2 (B)    ADDRESS OF PERSON FILING

                 417 ST JOSEPH ST.
                 PO BOX 40
"                 SUTTONS BAY, MI 49682"

   ITEM 2 (C)    CITIZENSHIP

                 MICHIGAN

   ITEM 2 (D)    TITLE OF CLASS OF SECURITIES

                 COMMON STOCK

   ITEM 2 (E)    CUSIP NO.

                 02686F103

   ITEM 3 THIS STATEMENT IS BEING FILED BY AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE 13D-1(B)(1)(ii)(E).

CUSIP 02686F103     SCHEDULE 13G           PAGE 4 OF 4

   OWNERSHIP
   ITEM 4 (A)    AMOUNT BENEFICIALLY OWNED

"                 530,756     * SEE NOTE 1 *"

   ITEM 4 (B)    PERCENT OF CLASS

6.00%

   ITEM 4 (C)    NUMBER OF SHARES:

          (i)    SOLE POWER TO VOTE

                 NONE

          (ii)   SHARED POWER TO VOTE

"530,756"

          (iii)  SOLE POWER TO DISPOSE

                 NONE

          (iv)   SHARED POWER TO DISPOSE

"530,756"

          ** NOTE 1 **
"         FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD IS A "
"         REGISTERED INVESTMENT ADVISOR, MANAGING INDIVIDUAL "
         CLIENT ACCOUNTS. ALL SHARES REPRESENTED IN THIS REPORT ARE HELD IN ACCOUNTS OWNED BY THE CLIENTS OF FINANCIAL &
"         INVESTMENT MANAGEMENT GROUP, LTD.  BECAUSE OF "
"         THIS, FINANCIAL & INVESTMENT MANAGEMENT GROUP,"
         LTD DISCLAIMS BENEFICIAL OWNERSHIP.

   ITEM (5)     OWNERSHIP OF LESS THAN FIVE PERCENT

                CHECK THE FOLLOWING BOX IF THE STATEMENT IS BEING FILED TO NOTIFY THAT THE OWNERSHIP IS NOW LESS THAN FIVE PERCENT

                { }

   ITEM (6)     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                ALL SHARES REPRESENTED IN THIS REPORT ARE OWNED BY ADVISORY
"                CLIENTS OF FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD"
"                NONE OF WHICH, TO OUR KNOWLEDGE, OWNS FIVE PERCENT OR MORE"
                OF THE CLASS.

   ITEM (7) IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                NOT APPLICABLE

   ITEM (8)     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                NOT APPLICABLE

   ITEM (9)     NOTICE OF DISSOLUTION OF GROUP

                NOT APPLICABLE

   ITEM (10)    CERTIFICATION
"                By signing below, I certify that, to the best of my knowledge"
"                and belief, the securities referred to above were acquired in"
                the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influecing the control of the issuer of such securities and were not acquired in the connection with or as a participant in any transaction having such purposes or effect.

                After reasonable inquiry and to the best of my knowledge and
"                belief, I certify that the information set forth in this"
"                statement is true, complete and correct."


"                February 17, 2003"

                Paul H. Sutherland
                President